Exhibit 23.1

Independent Registered Public Accounting Firm Auditors’ Consent

The Plan Administrator

PFF Bank & Trust 401 (k) Plan

We consent to the incorporation by reference in the registration statements (No. 333-120113, No. 333-20337 and No. 333-65816) on Form S-8 of PFF Bancorp, Inc. of our report dated June 5, 2007, with respect to the Statements of Net Assets Available for Benefits of the PFF Bank & Trust 401 (k) Plan as of December 31, 2006 and 2005, the related Statements of Changes in Net Assets Available for Benefits for the years then ended and the supplemental schedule, Schedule H, Line 4i - Schedule of Assets (Held At End of Year) which report appears in the December 31, 2006, annual report on Form 11-K of the PFF Bank & Trust 401 (k) Plan.

/s/ Scott, Bankhead & Co

Santa Ana, California

June 5, 2007